AMENDMENTS TO
                             NORTHWEST BANCORP, INC.

                                     BYLAWS



ARTICLE II, Section 2 is amended and restated in its entirety as follows:

         Section 2. Annual Meeting. A meeting of the shareholders of the Company for the election of directors and for the transaction of any other business of the Company shall be held annually within 150 days after the end of the Company's fiscal year on the third Wednesday in May, if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at 11:00 a.m., or at such other date and time within such 150-day period as the Board of Directors may determine.


ARTICLE IX is amended and restated in its entirety as follows:

         Article IX - Fiscal Year; Annual Audit

         The fiscal year of the Company shall end on the 31st day of December of each year. The Company shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the Board of Directors. The appointment of accountants shall be subject to annual ratification by the shareholders.